EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-87582 and 333-123080, on Form S-8 of our reports dated June 5, 2009, relating to the financial statements and financial statement schedule of Hawkins, Inc., appearing in this Annual Report on Form 10-K of Hawkins, Inc. for the year ended March 28, 2010.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
June 3, 2010